THE JPM COMPANY CONCLUDES BRAZIL PURCHASE

For immediate release: November 12, 1998.

     Lewisburg, PA. November 12, 1998 - - - The JPM Company (NASDAQ/NMS:JPMX) concluded its purchase of a majority interest in AF Datalink Equipamentos de Telecomunicacao today. The purchase price for the 60% interest was $10.5 million, consisting of $6 million cash payments, a one-year note for $2 million, and 256,410 shares of stock valued at $2.5 million as of the closing price on Tuesday, November 10.

     The Sao Paulo cable assembly manufacturer is owned by Abelardo Fraga, Jr., and Fritz Junginger, both engineering graduates of Instituto Tecnologico Aeroespacial-ITA. Datalink, founded 5 years ago, provides cable assemblies to the telecommunications and computer market in Brazil. Revenues for the nine month period ending September 30, 1998 were $3.8 million. Revenues for the three quarters were reduced by the moratorium on privatization of the telecommunications industry, a moratorium ended on July 29 when the contracts were awarded.

    With the purchase, Chairman and CEO John H. Mathias stated, "Our global customers require support in key markets, and Brazil 1998 represents one of those keys. The growing market for telecommunications, privatization of the Brazilian telecommunications industry, and the considerable talents of Abelardo Fraga and Fritz Junginger all combine to make this a dynamic and exciting prospect for JPM."

     To better service the multi-continent customer and manufacturing base, Mathias also announced an internal reorganization. Formerly, the corporation had divided its management into an Atlantic and Pacific Divisions, representing geographic and customer histories. As the company expanded into Europe and South America, and the customer base required support from multiple facilities, the traditional divisions became less definable. To recognize the needs of a global customer base and to streamline the ability of The JPM Company to service those customers, the company reorganized its corporate structure.

     The reorganization refocuses the management into divisions based upon internal support for operations and external support for customers. The internal operations - manufacturing, materials and capacity - will be under the direct supervision of Robert Langton, promoted to Senior Vice President of Operations. Langton was formerly Vice President of Marketing and Sales.

     The external support for customers will be divided into business units designed to service specific customers. John Spangler has been promoted to Senior Vice President for Global Business Development and will lead those efforts. Spangler was formerly Senior Vice President, Atlantic Division.

     James Mathias, President of The JPM Company, said, "We recognized that our traditional focus needed to be reexamined in view of customer needs. Our customers require multi-site manufacturing, prompt delivery worldwide, seamlessness of engineering and technical support. We needed to provide that support and the reorganization should help us reach our goals of providing world-class product and service to our growing international customers."

     For further information contact: John H. Mathias, Chairman of The JPM Company or William D. Baker, Chief Financial Officer at 717/524-8225. Headquartered in Lewisburg, JPM also has manufacturing facilities in Beaver Springs, Pa.; San Jose, Calif.; Guadalajara, Mexico; Pickering and Calgary, Canada; Leuchtenberg, Germany and Bor, Czech Republic.

     "Safe Harbor'' Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are the impact of competitive products and pricing, product demand, the presence of competitors with greater financial resources, and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties, the results of financing efforts and other factors detailed in the company's filings with the Securities and Exchange Commissions including its recent filings on Forms 10-K and 10-Q.